Exhibit 99.1

Gordmans Stores, Inc. Appoints Two Independent Board Members

Omaha, Nebraska (November 4, 2010) – Gordmans Stores, Inc. (Nasdaq: GMAN), an Omaha-based apparel and home décor retailer, today announced that Stewart M. Kasen and James A. Shea have been appointed to the Company’s Board of Directors, effective November 03, 2010. Kasen will also join the Company’s audit committee.

Stewart Kasen was president and CEO of S&K Famous Brands, Inc., a chain of menswear retail stores, from 2002 through his retirement in 2007. Prior to joining S&K, he served as CEO of several retail organizations including department stores Thalhimers and Emporium-Capwell; Best Products Co. Inc., a catalog showroom; Factory Card Outlet, a chain of greeting cards and party goods; and Schwarzschilds, a fine Jewelry chain. In addition, he currently serves on two public company boards—Markel Corp., a property and casualty insurance company; and Retail Holdings NV, a retailer of consumer durables in Southeast Asia. In the past, he has also served on a number of public boards including Lenox Group Inc., Elder-Beerman, O’Sullivan Industries and K2.

Jim Shea recently retired from AutoZone, where he was executive vice president of merchandising, marketing and supply chain. Prior to joining AutoZone, Shea co-founded Portero, an Internet retailer of luxury goods. Between 1999 and 2003, he was CEO and a director of Party City. Shea has also held management positions with various retail and consumer companies, including Lechters Housewares, May Department Stores, Target Corporation, Eddie Bauer and General Mills.

Jeff Gordman, President and CEO, stated, “We are very pleased to welcome Stewart and Jim to Gordmans’ board of directors. Stewart’s distinguished retail career has been highlighted by his appointment as chief executive officer of several companies, both public and private. Similarly, Jim has held key senior management positions with a number of companies in the industry. We are confident that their leadership capabilities and broad range of experience will be invaluable as we continue to expand our national footprint.”

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home decor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 68 stores in 16 Midwestern and surrounding states. For more information about Gordmans, visit gordmans.com.

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey / James Palczynski

(203) 682-8200